Exhibit 23.1
Consent of Independent Auditor
The Board of Directors
Lamar Advertising Company
Baton Rouge, Louisiana
We consent to the incorporation by reference in the Registration Statements of Lamar Advertising Company on Forms S-8 (Nos. 333-130267, 333-116008, 333-116007, 333-89034, 333-37858, 333-34840, 333-79571 and 333-10337), S-3 (Nos. 333-108688 and 333-48288) and S-4 (Nos. 333-108689 and 333-48266), of our report dated July 28, 2008, relating to our audit of the consolidated financial statements of Vista Media Group, Inc. as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8-K/A.
/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Pasadena, California
July 28, 2008